ML Variable Series Funds, Inc.
Series Number: 10
File Number: 811-3290
CIK Number: 355916
Domestic Money Market Fund
For the Period Ending: 12/31/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended December 31, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/27/2005	$3,867	CRC Funding, LLC	2.54%	03/24/2005
02/14/2005	2,825	Ranger Funding Company	2.52	03/11/2005
03/11/2005	11,122	Clipper Receivables Comp	2.75	04/13/2005
05/09/2005	4,500	Clipper Receivables Comp	3.03	06/08/2005
05/11/2005	4,344	Caterpillar Financial	2.98	05/17/2005
07/08/2005	6,319	Clipper Receivables Comp	3.28	08/11/2005
08/12/2005	4,500	Yorktown Capital LLC	3.51	09/12/2005
09/06/2005	1,250	CRC Funding, LLC	3.64	10/11/2005
09/12/2005	6,000	Park Avenue Receivables	3.68	10/12/2005
09/26/2005	3,582	Verizon Network Funding	3.76	09/27/2005
10/18/2005	4,308	Ranger Funding Company	3.78	10/28/2005
10/21/2005	4,000	CC USA Inc.	3.96	11/23/2005
10/21/2005	5,000	Clipper Receivables Comp	3.94	11/21/2005
11/08/2005	4,200	Ranger Funding Company	4.03	12/06/2005
11/22/2005	9,170	Yorktown Capital LLC	4.12	12/20/2005